Exhibit 99.1

Protagenic Therapeutics Announces Pricing of Private Placement for Aggregate Gross Proceeds of $1.275 Million

NEW YORK, Oct. 29, 2024 – Protagenic Therapeutics, Inc. (Nasdaq: PTIX) (“Protagenic Therapeutics” or the “Company”), a leader in biopharmaceutical innovation, announced today it has entered into a purchase agreement (the “Purchase Agreement”) for the purchase and sale of an aggregate of 1,948,295 shares of common stock, (or pre-funded warrants in lieu of shares of common stock), series A common stock purchase warrants to purchase an aggregate of 1,948,295 shares of common stock, with an exercise price of $0.64 per share, which are exercisable on the trading day immediately following the Stockholder Approval Date (as defined in the Purchase Agreement) for a term of eighteen (18) months from the Stockholder Approval Date (as defined in the Purchase Agreement), and series B common stock purchase warrants to purchase an aggregate of 1,948,295 shares of Common Stock with an exercise price of $0.64 per share, which are exercisable on the trading day immediately following the Stockholder Approval Date for a term of five (5) years from the Stockholder Approval Date. The purchase price of each share of common stock and associated common stock purchase warrants will be $0.64 ($0.89 in the case of insiders).

The closing of the offering is expected to occur on or before November 4, 2024, subject to the satisfaction of customary closing conditions. The gross proceeds from the offering are expected to be approximately $1.275 million, excluding any proceeds that may be received upon exercise of the warrants and before deducting fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the sale of the securities for working capital purposes.

Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as sole placement agent for the private placement.

The shares of common stock, the pre-funded warrants and the shares of common stock underlying the pre-funded warrants, the series A common stock warrants and series B common stock warrants to be issued in the private placement and the shares issuable upon exercise of such series A and series B common stock warrants were offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) under Section 4(a)(2) thereof and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Protagenic Therapeutics, Inc.:

Protagenic Therapeutics, Inc. (Nasdaq: PTIX) is committed to pioneering neuro-active peptides into therapeutics to mitigate stress-related disorders. For more information, visit www.protagenic.com.

About PT00114:

PT00114, a 41-amino-acid synthetic peptide, holds promise in treating various neuro-psychiatric conditions, including depression, anxiety, and PTSD. It operates with a novel mechanism, mirroring the active part of the natural brain hormone TCAP, thereby reducing circulating cortisol levels.

Forward-Looking Statements: Statements in this release about future expectations are “forward-looking” and subject to risks and uncertainties. Investors are cautioned against placing undue reliance on such statements.

Company Contact: Alexander K. Arrow, MD, CFA, Chief Financial Officer, Protagenic Therapeutics, Inc. 149 Fifth Ave, Suite 500, New York, NY 10010. Tel: 213-260-4342 Email: alex.arrow@protagenic.com